Exhibit 99.1

November 5, 2026

Liberty Media Corporation Announces Acquisition of High-Vote Series B Common Stock from

John C. Malone-Related Entities

Transaction Reduces Voting Concentration and Better Aligns Malone’s Voting Power with his Economic Interest

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Liberty Media Corporation (“Liberty Media”) (Nasdaq: FWONA, FWONK) today announced that it has acquired all shares of Liberty Media’s high-vote Series B common stock held by certain entities related to John C. Malone (the “Malone Holders”) in exchange for shares of Liberty Media’s low-vote Series A common stock and shares of Liberty Media’s non-voting Series C common stock (the “Transaction”). The Transaction closed concurrently with the execution of the Exchange Agreement (the “Agreement”) among Liberty Media, John C. Malone and the Malone Holders. As a result of the Transaction, the Malone Holders’ aggregate voting power in Liberty Media declined to approximately 3%, and no holder of Liberty Media common stock holds more than 9% of Liberty Media’s voting power, in each case, based on Liberty Media’s outstanding common stock as of October 30, 2026.

Immediately prior to the closing of the Transaction, the Malone Holders held approximately 2.3 million shares of Series B common stock, representing approximately 97% of the outstanding shares of Series B common stock, and approximately 48% of the voting power of Liberty Media. Pursuant to the Agreement, each share of Series B common stock held by the Malone Holders was exchanged for 0.26 shares of Series A common stock and 2.34 shares of Series C common stock (the “Exchange Consideration”), subject to rounding up to the nearest whole share following aggregation, representing an exchange ratio (the “Exchange Ratio”) of 2.6 shares of Liberty Media’s common stock per share of Series B common stock. The Transaction was intended to qualify as a tax-free transaction for U.S. federal income tax purposes.

The aggregate value of the premium reflected in the Exchange Ratio represents approximately 1.5% of Liberty Media’s equity market capitalization, as of October 30, 2026. The Transaction was negotiated and approved by a special committee (the “Special Committee”) of Liberty Media’s board of directors (the “Board”) consisting solely of disinterested and independent directors for purposes of Nevada law, advised by its own independent financial and legal advisors.

In connection with the Transaction, Dr. Malone will step down from his position as Chairman Emeritus of the Company, but will remain a Senior Advisor to the Company.

Background and Rationale

Following receipt of a number of unsolicited offers from third parties to acquire the shares of Series B common stock beneficially owned by him, Dr. Malone and Liberty Media began discussing a transaction in which Liberty Media would instead acquire such shares. The Special Committee, with the assistance of its financial and legal advisors, was formed to consider, negotiate and approve (if appropriate) such a transaction. The Transaction eliminates the possibility of a transfer of the Malone Holders’ voting power in Liberty Media to a third party and better aligns Dr. Malone’s voting power with his economic ownership of Liberty Media.

“The acquisition of the Malone Holders’ shares of high-vote Series B common stock helps to align John’s voting power with his economic ownership of Liberty Media while avoiding the potential transfer of a significant voting position in Liberty Media to a third party in a transaction in which other Liberty Media shareholders would not participate,” said Chase Carey, Chair of the Special Committee.

“I continue to have great confidence in Liberty Media’s management team and fully support them and Liberty Media’s strategy,” said Dr. Malone. “The Transaction allows me to increase my economic ownership of Liberty Media while distributing voting power more broadly among Liberty Media’s other shareholders.”

“On behalf of the Board, I want to thank John for facilitating another step in the evolution of Liberty Media,” said Robert R. Bennett, Chairman of the Board. “This Transaction simplifies our capital structure and will give us flexibility as we enter our next chapter. We are pleased that the Special Committee and John were able to reach an agreement that serves the long-term interests of the Company and its shareholders. We look forward to continuing to benefit from John’s counsel for years to come.”

Transaction Benefits

The Transaction is expected to, among other things:

•	reduce the ability of the Malone Holders or successors thereof to exercise significant influence over matters submitted to Liberty Media’s shareholders for a vote and distribute voting power more broadly among Liberty Media’s other shareholders;

•	eliminate the risk that the Malone Holders’ significant voting power could be transferred to a third party in a transaction in which other Liberty Media shareholders do not participate; and

•	potentially broaden the institutional investor base in Liberty Media’s shares.

Rights Plan

In connection with the closing of the Transaction and the resulting substantial reduction in the Malone Holders’ aggregate voting power in Liberty Media, the Board, acting on the recommendation of the Special Committee, adopted a rights plan, pursuant to a Rights Agreement (the “Rights Agreement”), to protect the interests of the Company and its shareholders by promoting stability following the closing of the Transaction and reducing the likelihood that any person or group could acquire a significant voting position in, or obtain control of, the Company without the Board having an opportunity to evaluate such acquisition and take appropriate action in the interests of the Company and its shareholders.

The rights to be issued pursuant to the Rights Agreement will expire on November 3, 2027, unless earlier redeemed, exchanged or terminated in accordance with its terms. Additional details regarding the Rights Agreement will be included in a Current Report on Form 8-K to be filed by Liberty Media with the Securities and Exchange Commission.

Advisors

Lazard is serving as exclusive financial advisor, and Cravath, Swaine & Moore LLP is serving as legal counsel, to the Special Committee in connection with the Transaction. Skadden, Arps, Slate, Meagher & Flom LLP is serving as tax counsel to Liberty Media in connection with the Transaction. Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to Dr. Malone in connection with the Transaction.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the anticipated benefits of the Transaction; Liberty Media’s capital structure and corporate structure; the Rights Agreement; and other matters that are not historical facts.

These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including risks relating to the tax treatment of the Transaction, the outcome of any litigation relating to the Transaction, the failure to realize the anticipated benefits of the Transaction, regulatory matters affecting Liberty Media’s businesses and changes in law.

These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein. Please refer to the publicly filed documents of Liberty Media, including its most recent Forms 10-K and 10-Q, for additional information about Liberty Media and the risks and uncertainties related to Liberty Media’s business.

About Liberty Media Corporation

Liberty Media operates and owns interests in media, sports and entertainment businesses. The portfolio of assets includes Liberty Media’s subsidiaries Formula 1, MotoGP and other minority investments.

Liberty Media Corporation
Hooper Stevens, +1 720-875-5406

Source: Liberty Media Corporation

Released November 5, 2026